LOCK-UP AGREEMENT

Sevion Therapeutics, Inc.

Sevion Therapeutics, Inc.
10210 Campus Point Drive, Suite 150
San Diego, California 92121
Attn: Dr. Silvia Noiman
Fax: 972.8.636.4020
Email: silvia@noiman.org

Ladies and Gentlemen:

For good and valuable consideration, the undersigned hereby irrevocably agrees that following the Closing of the Merger, the undersigned will not, directly or indirectly:

(1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Parent Common Stock or any other securities of Parent convertible into or exercisable for Parent Common Stock which are owned as of the date of this Lock-Up Agreement (collectively, the "Shares"), including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Shares,

(2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares or other securities, in cash or otherwise;

(3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Shares or securities convertible into or exercisable or exchangeable for Shares or any other securities of Parent; or

(4) publicly disclose the intention to do any of the foregoing, for a period commencing on the date of the Closing of the Merger and ending on the second anniversary of the Closing of the Merger.

The Lock-Up Period will commence on the Merger Effective Time and continue for a period of one year, unless earlier terminated in accordance with terms hereof (the "**Lock-Up Period**").

In furtherance of the foregoing, Parent and its transfer agent on its behalf are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

It is understood that if the Agreement entered into in connection with the Merger has been terminated without the consummation of the Merger, this Lock-Up Agreement shall be cancelled and of no further force and effect.

The undersigned understands that the Company will proceed with the Merger in reliance on this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Nothing herein shall be understood to prevent the undersigned from exercising any warrants to purchase Shares; provided that the Shares issued to the undersigned upon such exercise shall be subject to the terms and conditions of this Lock-Up Agreement until the end of the Lock-Up Period.

The undersigned may transfer Shares to

i. any entity directly or indirectly controlled by the undersigned;

ii. if the undersigned is a trustee, the beneficiary or beneficiaries for the benefit of which the undersigned holds the Shares;

iii. if the undersigned is a company – the undersigned's shareholders in the event of the dissolution of the undersigned;

iv. if the undersigned is a limited or general partnership - its partners, affiliated partnerships managed by the same management company or managing (general) partner;

v. with respect to transfer from and to Pontifax (Israel) III L.P. and/or Pontifax (Cayman) III L.P. and/or Pontifax (Israel) IV, L.P. and/or Pontifax (Cayman) IV L.P. and/or Pontifax (China) IV, L.P. (collectively, "**Pontifax**"), also any employees or consultants of the Pontifax entities, transferring or receiving Shares to or from the Pontifax entities;

vi. with respect to Pontifax and Gilad Shabtai, the execution and the grant of the rights under the Option and Co-Sale Agreements, and any transfer of Shares in accordance with the provisions of the Option and Co-Sale Agreements.

vii. with respect to GHSF, any member of GHSF Group (ix) in the case of transfers made by CCF or LSP, in addition to the permitted transferees set forth above: (a) to an entity that acquires all or substantially all of the portfolio companies held by CCF or LSP, respectively; (b) to any entity in which the members or partners of the general partner of CCF or LSP, respectively, whether direct or indirect (i.e., through an unbroken chain of entities), are also members or partners of such entity's general partner or managing entity;

viii. the spouse, domestic partner, parent, sibling, child or grandchild (each, an "**Immediate Family Member**") of the undersigned or to a trust formed for the benefit of the undersigned or of an Immediate Family Member of the undersigned or any entity the equity interests of which are held exclusively by the undersigned or Immediate Family Members of the undersigned;

provided, however, that it shall be a condition to such transfer that the transferee executes and delivers to Parent, prior to such transfer, an agreement stating that such transferee is receiving and holding the Shares subject to the provisions of this Lock-Up Agreement.

All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement or the Definitions Schedule attached hereto as **Exhibit A**, as applicable.

Very truly yours,

LSP V Coöperatieve U.A.

By LSP V Management B.V.

By: /s/ Martijn Kleijwegt /s/ R.R. Kuijten

Name: Martijn Kleijwegt and R.R. Kuijten

Title: Directors

Dated: 20 November 2017

Exhibit A
Definitions Schedule

"Affiliate"	means with respect to any Person, any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing which is Controlled by or under common Control with one or more general partners or share the same management company or investment manager with such Person, and including any parent or subsidiary company of such Person.
“Agreement”	means the Agreement dated May 31, 2017, as amended on August 1, 2017, by among Sevion Therapeutics, Inc., Eloxx Pharmaceuticals Ltd. and Sevion Acquisition Co. Ltd.
"Associate"	means a body corporate of which that person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than ten per cent of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities.
"CCF"	means Catalyst CEL Fund, L.P., CEL CATALYST China Israel Fund L.P. or any Affiliate thereof, set up for the purpose of acquiring or holding the Company's shares.
"Control"	means the ownership (of record or beneficially) or control of a majority of the voting rights or other voting interests of the entity and/or the ability to appoint or elect a majority of the members of the board of directors (or similar organ) of the entity and/or the ability to direct the operations of the entity.
"GHSF"	means Global Health Science Fund I, L.P.
"GHSF Group"	means (1) GHSF; (2) any investment fund (whether a corporation, limited partnership, trust, or other entity) now or hereafter existing to which (i) GHS Investment Management (Cayman) Company Limited, (ii) GHS Partners Limited, GHS Partnership, L.P., (iii) GF Investments (Hong Kong) Company Limited, (iv) Quark Ventures Inc., or (v) any of their Affiliates or Associates, provides management or investment advisory services (including indirectly through a joint venture arrangement), including any other investment entity jointly managed by Quark Ventures Inc. (or its Affiliates) and GF Investments (Hong Kong) Company Limited (or its Affiliates); (3) the limited partners of Global Health Science Fund I, L.P and

	the limited partners and holders of any investment fund stipulated in (2) above which has been assigned the rights and obligations of GHSF under the Lock-up Agreement; and (4) any Affiliate or Associate of any Person or entity stipulated in (1) or (2)(i) to (iv) above.
"LSP"	means LSP V Coöperatieve U.A.
"Option and Co-Sale Agreement"	means the Option and Co-Sale Agreements between Pontifax and Gilad Shabtai, dated July 23, 2015 or the Option and Co-Sale Agreement dated May 31, 2017.